Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of March 23, 2016, by and among CNB Financial Corporation, a Pennsylvania corporation (“CNB”), CNB Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of CNB (“CNB Bank” and together with CNB, “Buyer”) and Lake National Bank, a federally-chartered national bank (“LNB”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger dated as of December 29, 2015 (the “Merger Agreement”);

WHEREAS, Section 1.8 of the Merger Agreement contemplates that, in accordance with the terms and conditions set forth therein, Buyer may elect to carry out an alternative acquisition structure;

WHEREAS, the parties desire to amend the Merger Agreement with respect to an alternative acquisition structure; and

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the Merger Agreement may be amended at any time by the parties, by action taken or authorized by their respective Boards of Directors, through an instrument signed in writing on behalf of each such party.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. The first recital to the Merger Agreement shall be deleted in its entirety and replaced with the following:

“WHEREAS, the Boards of Directors of Buyer and LNB have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Buyer will acquire LNB through the merger of CNB Interim Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of Buyer to be formed solely to effect the transactions contemplated by this Agreement (“Interim Bank”), with and into LNB with LNB being the surviving bank and a wholly owned subsidiary of CNB (the “Merger”). Immediately following the Merger, LNB will merge with and into CNB Bank and continue its corporate existence under the laws of the Commonwealth of Pennsylvania (the “Post-Effective Merger);”

2. The Merger; Effective Time; Effects of the Merger and Post-Effective Merger; Conversion of Common Stock; Articles of Incorporation and Bylaws; Directors and Officers; Tax Consequences.

(a) Section 1.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with 12 U.S.C. 215c, at the Effective Time, Interim Bank will merge with and into LNB, with LNB being the surviving institution in the Merger and a wholly owned subsidiary of CNB (LNB as the surviving bank following the Merger is sometimes referred to herein as the “Interim Surviving Bank”). Immediately following the Merger, Interim Surviving Bank will merge with and into CNB Bank, with CNB Bank being the surviving institution in the Post-Effective Merger (hereinafter sometimes called the “Surviving Bank”). Upon consummation of the Post-Effective Merger, the separate corporate existence of Interim Surviving Bank shall cease and Buyer will operate the business of LNB as part of ERIEBANK, a division of CNB Bank (“ERIEBANK”).”

(b) Section 1.2 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.2 Effective Time.

On the Closing Date, after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Merger shall become effective on the date specified in the certificate of approval from the OCC (the “Effective Time”). Immediately following the Merger, CNB Bank and Interim Surviving Bank shall execute and file with the Pennsylvania Department of Banking and Securities (“PDOB”) articles of merger in a form reasonably satisfactory to Buyer and Interim Surviving Bank, in accordance with the Pennsylvania Banking Code. The Post-Effective Merger shall become effective on the date of such filings at the time specified therein (the “Post-Effective Merger Effective Time”).”

(c) Section 1.3 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.3 Effects of the Merger and the Post-Effective Merger.

At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the Pennsylvania banking law and the regulations of the PDOB promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Interim Bank shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Interim Bank shall be vested in and assumed by LNB, which shall survive the Merger as a wholly owned subsidiary of CNB. At the Post-Effective Merger Effective Time, the effect of the Post-Effective Merger shall be as provided herein and as provided in the applicable provisions of the Pennsylvania banking law and the regulations of the PDOB promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Post-Effective Merger Effective Time, the separate corporate existence of LNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of LNB shall be vested in and assumed by CNB Bank.”

(d) Section 1.4 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.4 Conversion of Common Stock.

(a) At the Effective Time, subject to Sections 1.4(b) and 1.4(c), each share of LNB Common Stock, issued and outstanding immediately prior to the Effective Time (excluding Dissenters’ Shares) shall be converted in accordance with the procedures set forth in Section 2.1, into the right to receive in cash from Buyer, without interest, an amount equal to $22.50 (the “Merger Consideration”), subject to adjustment, if any, pursuant to Section 1.10 hereof.

(b) No Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4, but instead shall be treated in accordance with the provisions set forth in Section 2.2(a).

(c) At the Effective Time, all shares of LNB Common Stock that are owned by LNB as treasury stock and all shares of LNB Common Stock that are owned directly or indirectly by, LNB, including any shares of LNB Common Stock held by LNB in respect of a debt previously contracted, other than shares that are held by LNB, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(d) Notwithstanding any other provision of this Agreement to the contrary, the sum of the aggregate Merger Consideration (the “Transaction Consideration”) to be issued or paid in connection with the Merger shall not exceed $24.75 million.

(e) At the Effective Time, each share of common stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Interim Surviving Bank.

(f) At the Post-Effective Merger Effective Time, all shares of common stock of Interim Surviving Bank issued and outstanding immediately prior to the Post-Effective Merger Effective Time shall be cancelled and cease to exist and no consideration shall be delivered in exchange therefor.”

(e) Section 1.5 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.5 Articles of Incorporation and Bylaws.

The articles of association of LNB, as in effect immediately prior to the Effective Time, shall be the articles of association of the Interim Surviving Bank, from the Effective Time until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of LNB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving Bank, from the Effective Time until thereafter amended as provided therein and in accordance with applicable law. The articles of conversion of CNB Bank, as in effect immediately prior to the Post-Effective Merger Effective Time, shall be the articles of conversion of the Surviving Bank, from the Post-Effective Merger Effective Time until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of CNB Bank, as in effect immediately prior to the Post-Effective Merger Effective Time, shall be the Bylaws of the Surviving Bank, from the Post-Effective Merger Effective Time until thereafter amended as provided therein and in accordance with applicable law.”

(f) Section 1.6 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.6 Directors and Officers.

At the Effective Time, the directors and officers of Interim Bank immediately prior to the Effective Time shall be the directors and officers of the Interim Surviving Bank. At the Post-Effective Merger Effective Time, the directors and officers of CNB Bank immediately prior to the Post-Effective Merger Effective Time shall be the directors and officers of the Surviving Bank.”

(g) The following Section 1.11 shall be added to the Merger Agreement:

“1.11 Tax Consequences.

The Post-Effective Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.”

3. Covenants. The following covenant shall be added to the Merger Agreement:

“5.5 Formation of Interim Bank; Joinder.

“(a) Prior to the Effective Time, Buyer shall form Interim Bank, which shall be a Pennsylvania-chartered bank formed solely to effect the transactions contemplated by this Agreement and a wholly owned subsidiary of CNB.

(b) Prior to the Effective Time, Buyer shall cause Interim Bank to execute and deliver a Joinder to the Merger Agreement, substantially in the form attached hereto as Exhibit A.”

[Signature Page Follows]

IN WITNESS WHEREOF, CNB Financial Corporation, CNB Bank and Lake National Bank have caused this First Amendment to Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CNB FINANCIAL CORPORATION
ATTEST:

By:	/s/ Mark D. Breakey	By:	/s/ Brian W. Wingard
Name:	Mark D. Breakey	Name:	Brian W. Wingard
Title:	SEVP/Chief Credit Officer	Title:	EVP/Chief Financial Officer

CNB BANK
ATTEST:

By:	/s/ Mark D. Breakey	By:	/s/ Brian W. Wingard
Name:	Mark D. Breakey	Name:	Brian W. Wingard
Title:	SEVP/Chief Credit Officer	Title:	EVP/Chief Financial Officer

LAKE NATIONAL BANK
ATTEST:

By:	/s/ Christine Hartog	By:	/s/ Andrew L. Meinhold
Name:	Christine Hartog		Name: Andrew L. Meinhold
Title:	Senior Vice President		Title: President & Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

Exhibit A

FORM JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is made and entered into as of this         day of             2016, by and among CNB Interim Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of CNB Financial Corporation (“Interim Bank”), CNB Financial Corporation, a Pennsylvania corporation (“CNB”), CNB Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of CNB (“CNB Bank” and together with CNB and Interim Bank, “Buyer”) and Lake National Bank, a federally-chartered national bank (“LNB”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of December 29, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2016 (the “Merger Agreement”).

WHEREAS, Interim Bank, formed solely to effect the transactions contemplated by the Merger Agreement, shall join the Merger Agreement pursuant to the terms of Section 5.5.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, representations, warranties and agreements contained in the Merger Agreement, the parties hereto agree as follows:

1. Joinder. By executing this Agreement, Interim Bank shall become a party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to Interim Bank.

2. Merger Agreement. This Agreement is being entered into pursuant to the terms of the Merger Agreement and nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the rights of the parties under, and the terms of, the Merger Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Merger Agreement, the Merger Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties to this Agreement.

3. Representations and Warranties of Interim Bank. Interim Bank hereby represents and warrants as follows: Interim Bank is a Pennsylvania-chartered bank duly organized, validly existing and in good standing under the laws of Pennsylvania. CNB Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Interim Bank. The articles of charter and bylaws of Interim Bank, copies of which have previously been made available to LNB, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law rules.

5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CNB FINANCIAL CORPORATION
ATTEST:

By:	By:
Name:	Name:	Joseph B. Bower, Jr.
Title:	Title:	President & Chief Executive Officer

CNB BANK
ATTEST:

By:	By:
Name:	Name:	Joseph B. Bower, Jr.
Title:	Title:	President & Chief Executive Officer

CNB INTERIM BANK
ATTEST:

By:		By:
Name:		Name:	Joseph B. Bower, Jr.
Title:		Title:	President & Chief Executive Officer
LAKE NATIONAL BANK
ATTEST:

By:		By:
	Name:	Name:	Andrew L. Meinhold
	Title:	Title:	President & Chief Executive Officer